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                                                                    Exhibit 99.1

Press Release

SOURCE: Young Broadcasting Inc.

Young Broadcasting Closes Sale of KCAL-TV to Viacom

NEW YORK--(BUSINESS WIRE)--May 15, 2002--Young Broadcasting Inc. ("YBI") (NASDAQ-YBTVA) today announced the closing of the sale of KCAL-TV, its independent television station in Los Angeles, to Viacom Inc. for $650 million.

"The sale of KCAL-TV to Viacom for 32 times last year's cash flow further strengthens our company's overall financial position and allows us the flexibility to explore a number of business options," stated Vincent Young, Chairman of YBI. "The proceeds of this transaction will be used to reduce outstanding debt. That, combined with prospects for an improved economic environment should accrue a significant benefit to our company and its broadcast stations over the remainder of 2002."

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, WTVO-TV - Rockford, IL and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA, and KELO-TV - Sioux Falls, SD), and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the US and the only independent VHF station in its market.

Contact:
     Young Broadcasting Inc.
     Vincent Young or James Morgan, 212/754-7070
            or
     The Lippin Group
     Don Ciaramella, 212/986-7080